Exhibit 99.1

PRESS RELEASE	Corporate Headquarters

400 South Hope Street

25th Floor

Los Angeles, CA 90071

www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Gil Borok	Steve Iaco
Chief Financial Officer	Investor Relations & Corporate Communications
213.613.3730	212.984.6535

CBRE GROUP, INC. REPORTS ADJUSTED EARNINGS PER SHARE INCREASES OF 22% FOR FOURTH-QUARTER AND 17% FOR FULL-YEAR 2013

Adjusted EPS Totals $0.67 for Fourth Quarter and $1.43 for 2013

2013 Revenue Reaches New Milestone at $7.2 Billion,

Up 10% (11% in Local Currency) for the Year

Normalized EBITDA Surpasses $1.0 Billion for First Time

Los Angeles, CA — February 5, 2014 — CBRE Group, Inc. (NYSE:CBG) today reported continued strong revenue and adjusted earnings growth for the fourth quarter and year ended December 31, 2013.

Full-Year 2013 Results

•                  Revenue for full-year 2013 totaled $7.2 billion, an increase of 10% (11% in local currency) from $6.5 billion in 2012.

•                  Excluding selected charges1, net income2 for 2013 rose 19% to $474.3 million from $399.4 million in 2012, while earnings per diluted share improved 17% to $1.43 from $1.22 for the prior year.  Selected charges (net of income taxes) totaled $157.8 million in 2013.  For 2012, selected charges (net of income taxes) totaled $83.8 million.

•                  On a U.S. GAAP basis, net income was $316.5 million, or $0.95 per diluted share for 2013, as compared to $315.6 million, or $0.97 per diluted share for 2012.  Current-year results were significantly impacted by a $74.3 million ($0.22 per share) non-cash intangible asset impairment in one element of the Company’s Global Investment Management business in continental Europe, as described more fully below.  In addition, costs associated with the Company’s corporate debt refinancing reduced GAAP earnings per diluted share by $0.10 for 2013.

•                  Excluding selected charges, Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)3 increased 11% to $1.0 billion in the current year from $918.4 million in the year prior.  EBITDA3 (including selected charges) rose 14% to $982.9 million for 2013 from $861.6 million for 2012.

CBRE Press Release

February 5, 2014

Fourth-Quarter 2013 Results

•                  Revenue for the quarter totaled $2.2 billion, an increase of 11% (13% in local currency) from $2.0 billion in the fourth quarter of 2012.

•                  Excluding selected charges, net income rose 22% to $221.3 million from $181.9 million in the fourth quarter of 2012, while earnings per diluted share improved 22% to $0.67 from $0.55 in the prior-year period. For the fourth quarter, selected charges (net of income taxes) totaled $106.6 million versus $8.9 million for the same period in 2012.

•                  On a U.S. GAAP basis, net income totaled $114.6 million, compared with $173.0 million for the fourth quarter of 2012.  GAAP earnings per diluted share totaled $0.34, compared with $0.53 in last year’s fourth quarter. These lower results also reflect the $74.3 million ($0.22 per share) charge in the Global Investment Management segment, referenced above.

•                  Excluding selected charges, EBITDA increased 12% to $392.7 million from $351.7 million in the fourth quarter of 2012. EBITDA (including selected charges) rose 4% to $358.3 million for the fourth quarter of 2013, from $345.7 million for the same period a year earlier.

Management Commentary

“We ended 2013 on a high note,” said Bob Sulentic, president and chief executive officer of CBRE. “Despite lingering economic challenges and an uneven global recovery, CBRE generated double-digit revenue and adjusted earnings growth for the fourth quarter and full year.  We were especially encouraged to see further market share gains in our leasing and sales businesses, supported by investments in recruiting and in our platform. In addition, revenue continued to rebound strongly in our EMEA region, and our global occupier outsourcing business maintained double-digit growth in local currency.

“For 2013 overall, we reached new milestones as revenue exceeded $7 billion and normalized EBITDA surpassed $1 billion for the first time. These are notable accomplishments that reflect the diligent efforts of our people to work together, leveraging our brand and our global service offering to produce outstanding results for our clients.  We also had tremendous success in attracting new talent to CBRE, adding hundreds of top professionals to our brokerage ranks through strategic recruiting and in-fill acquisitions. This was a top priority for 2013, resulting in what we believe was our strongest year of brokerage recruiting in the past decade.

“We remain highly focused on sustaining our market leadership position for the long term by making important investments in platform enhancements, including technology, research and talent development that will support our people in serving our clients and open new avenues of growth for our Company.”

Among CBRE’s geographic regions, revenue growth during the fourth quarter was led by another strong performance in Europe, the Middle East and Africa (EMEA), where revenue increased 21% (18% in local currency).  The United Kingdom, in particular, generated exceptional results with a 28% (27% in local currency) revenue increase.  The Americas, CBRE’s largest business segment, also posted a healthy revenue gain of 9% (10% in local currency). The Americas leasing business continued to revive strongly with revenue up 15% (16% in local currency) despite a sluggish macro environment.  Meanwhile, currency effects continued to temper otherwise strong growth in Asia Pacific. In local currency, this region’s revenue rose 14%, but only 3% in U.S. dollars.

CBRE Press Release

February 5, 2014

Among business lines, Global Investment Management figured prominently in the Company’s strong fourth-quarter performance.  Revenue improved 36% (35% in local currency), largely due to the realization of carried-interest revenue. Carried interest is incremental revenue that CBRE earns when it sells assets within portfolios it manages for institutional investors at values that exceed target return thresholds.

Also reflecting the strength of the investment market, global property sales increased 19% (21% in local currency) in the fourth quarter of 2013.  Sales activity was particularly vibrant in a number of countries around the world, including Australia, Brazil, Germany, Japan, the Netherlands and the United Kingdom.  U.S. property sales growth was more temperate following the tax-motivated activity in the fourth quarter of 2012. Nevertheless, Americas sales revenue improved 8% (9% in local currency) during the quarter, and 15% (16% in local currency) for all of 2013.  For the 8th consecutive year, CBRE claimed the #1 investment sales market share in 2013, with an increase of 150 basis points.

Global leasing revenue rose 10% (11% in local currency), marking the second consecutive quarter of double-digit increases. Growth in this business line had been hampered by a slow economic recovery. However, recent performance in leasing has improved markedly, particularly in the U.S., as CBRE continues to gain market share.

The Company’s occupier outsourcing business, Global Corporate Services (GCS), grew steadily, as more space users globally recognize the advantages of turning over the management of their real estate to third-party service providers.  During the fourth quarter, CBRE signed 32 outsourcing contracts with new customers, the most ever for the Company in a single quarter.  CBRE also set a new Company record by signing 96 outsourcing contracts with new customers for all of 2013.

Revenue from the GCS business (which comprises facilities management, project management, transaction management and strategic consulting) rose 9% globally (10% in local currency) during the fourth quarter, paced by an 11% increase (12% in local currency) in the Americas.

During the quarter, CBRE completed a significant acquisition to bolster its GCS business in EMEA. London-based Norland Managed Services Ltd, which CBRE acquired on December 23, 2013, is a leading provider of commercial building technical engineering services. The acquisition of Norland enables CBRE to self-perform these services for its occupier clients in EMEA and to add substantial expertise in the rapidly growing critical environments market segment. Norland did not contribute to CBRE’s financial results in 2013.

CBRE also completed ten additional in-fill acquisitions during the year, including five in the fourth quarter: Alan Selby & Partners, a leading firm serving the London prime residential real estate market; CAC Group, a leading regional commercial real estate services firm based in San Francisco, California; CB Richard Ellis Carmody, CBRE’s former affiliate in Charleston, South Carolina; KLMK Group, a facility consulting and project advisory firm serving the healthcare industry and based in Richmond, Virginia; and Whitestone Research, a leading provider of facilities-related cost analytics data, tools and services, based in Santa Barbara, California.

CBRE Press Release

February 5, 2014

Commercial mortgage brokerage revenue decreased 4%, with the decline wholly attributable to regulatory curbs placed on the U.S. Government-Sponsored Enterprises’ (GSEs) multi-housing lending activity. These mandatory limits put significant pressure on revenue and profits for the commercial mortgage brokerage business, which otherwise remained quite healthy.

Fourth-Quarter 2013 Segment Results

Americas Region (U.S., Canada and Latin America)

•                  Revenue rose 9% (10% in local currency) to $1.4 billion, compared with $1.2 billion for the fourth quarter of 2012.

•                  EBITDA, excluding selected charges, increased 2% to $202.4 million compared with $199.3 million in last year’s fourth quarter.  Including selected charges, current-quarter EBITDA was $201.3 million.  There were no selected charges in the comparable period of 2012.

•                  Operating income totaled $165.3 million, compared with $169.8 million for the prior-year fourth quarter.

•                  Both EBITDA and operating income continued to be affected by increased investments in areas necessary to drive long-term growth and client service, notably brokerage recruiting and technology.

•                  In addition, the current-year results were impacted by the reduction in mortgage servicing work for GSEs and higher insurance and legal costs, all three of which reduced both EBITDA metrics by approximately $20 million.

EMEA Region (primarily Europe)

•                  Revenue rose 21% (18% in local currency) to $432.7 million, compared with $357.5 million for the fourth quarter of 2012.  This revenue was the highest ever for the EMEA region in local currency.  The increase was broad based, as every major business line showed growth, led by property sales. Notable strength was evident in the U.K. as well as in the Netherlands and Spain.

•                  EBITDA, excluding selected charges, increased 4% to $56.0 million compared with $53.8 million in the prior-year fourth quarter.   Including selected charges, current-quarter EBITDA was $42.3 million, which was impacted by $13.7 million of integration and other costs related to acquisitions, primarily Norland, as well as cost containment expenses.  There were no selected charges in the comparable period of 2012.

•                  Like the Americas, EBITDA was affected by investments in areas necessary to drive long-term growth and client service, notably brokerage recruiting and technology.

•                  Operating income totaled $35.2 million compared with $45.0 million for the same period in 2012.  Current-year operating income was impacted by the same selected charges and investments in recruiting and other growth initiatives that affected EBITDA.

Asia Pacific Region (Asia, Australia and New Zealand)

•                  Revenue was $255.6 million, an increase of 3% (14% in local currency) from $248.8 million for the fourth quarter of 2012.  Performance improved in several countries, particularly Australia, India and Japan, but was largely offset by the negative effect of foreign currency movement.

•                  EBITDA, excluding selected charges, totaled $30.2 million compared with $38.6 million for the prior-year fourth quarter.  Including selected charges, current-quarter EBITDA was $25.9 million, which was impacted by $4.3 million of cost containment and acquisition-related integration expenses.  There were no selected charges in the comparable period of 2012.

CBRE Press Release

February 5, 2014

•                  Both EBITDA metrics were impacted by a concentration of property sales commissions among higher-producing professionals and foreign currency movement.

•                  Operating income totaled $22.1 million compared with $36.0 million for the fourth quarter of 2012. Current-year operating income was also impacted by the same factors that affected EBITDA.

Global Investment Management (investment management operations in the U.S., Europe and Asia)

•                  Revenue rose 36% (35% in local currency) to $168.0 million from $123.4 million in the fourth quarter of 2012. The increase was driven by the aforementioned carried-interest revenue, which totaled $56.3 million in the current quarter.

•                  Excluding selected charges, EBITDA increased more than 230% to $82.2 million from $24.4 million in the prior-year fourth quarter.  EBITDA (including selected charges) rose more than 260% to $66.9 million compared with $18.4 million in the fourth quarter of 2012.

•                  Operating loss totaled $45.3 million as compared to operating income of $7.3 million for the fourth quarter of 2012.  Operating loss for the fourth quarter of 2013 included a $98.1 million non-cash write-off of intangible assets associated with the European open-end fund business and $9.6 million of integration and other acquisition-related costs.  The non-amortizable intangible asset impairment is included in the calculation of operating loss but not in EBITDA.

•                  The Global Investment Management business continues to perform well overall. The non-cash impairment charge is related to a decrease in value within one part of the European business – open-end funds. These funds have experienced a decline in assets under management, as the business mix shifts toward separate accounts, consistent with market movements following the extended financial crisis in Europe, which has resulted in project sales and planned liquidations of certain funds.

•                  Assets under management (AUM) totaled $89.1 billion at year-end 2013, up 2% from the third quarter of 2013, but down 3% from year-end 2012. The increase during the quarter was driven by $2.1 billion of acquisitions, favorable currency effects of $0.9 billion and a $0.9 billion increase in property values. These were partly offset by property dispositions, reflecting the strategy to harvest portfolio gains, of $2.4 billion.

Development Services (real estate development and investment activities primarily in the U.S.)

•                  Revenue totaled $18.4 million compared with $28.4 million for the fourth quarter of 2012.  The revenue decline was attributable to decreased rental revenue resulting from property dispositions and lower incentive development fees.

•                  EBITDA totaled $21.8 million, compared with $35.6 million reported in the prior-year period. The decline was primarily due to lower gains on the sale of properties (reflected in equity income from unconsolidated subsidiaries).

•                  Operating loss narrowed to $8.0 million compared with $25.3 million for the same period in 2012. Equity income from unconsolidated subsidiaries is included in the calculation of EBITDA, but not in operating loss.

•                  Development projects in process totaled $4.9 billion, up 17% from year-end 2012, and the inventory of pipeline deals totaled $1.5 billion, down 29% from year-end 2012. The shift from pipeline to in-process reflects recovering demand for development services as the economy improves.

CBRE Press Release

February 5, 2014

Business Outlook

“As we look ahead to 2014, we have good momentum in most of our businesses and market sentiment is positive. Our outlook is further buoyed by signs of firmer economic growth in the U.S. and Europe’s emergence from a long slump,” said Mr. Sulentic. “Should a stronger market recovery develop, we expect to benefit significantly due to the continued strengthening of our leading brand and platform, which is enhancing our value proposition for our clients, and in turn, our shareholders.”

In looking forward to 2014, CBRE expects its global real estate services business to produce double-digit normalized EBITDA growth even before contributions from Norland.  This growth is expected to be driven by double-digit revenue increases in both global property sales and occupier outsourcing as well as continued growth in leasing revenue.  The Company faces continued uncertainty over the regulatory environment of GSE mortgage origination activity, but currently assumes 2014 volumes will be similar to 2013.  Together, CBRE’s principal businesses, Global Investment Management and Development Services, are expected to perform in line with 2013, excluding carried interest.

Even with relatively little carried interest and continued investments in growth, particularly in brokerage recruiting, CBRE expects to achieve earnings-per-share, as adjusted, in the range of $1.55 to $1.60 in 2014, implying a growth rate of 10% at the mid-point of the range.  With the investments being made in recruiting and other initiatives, CBRE believes it is well positioned for long-term growth.

Conference Call Details

The Company’s fourth-quarter earnings conference call will be held today (Wednesday, February 5, 2014) at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the Company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-230-1059 for U.S. callers and 612-234-9959 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on February 5, 2014, and ending at midnight Eastern Time on February 12, 2014. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 311487.  A transcript of the call will be available on the Company’s Investor Relations website at www.cbre.com/investorrelations.

CBRE Press Release

February 5, 2014

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2013 revenue).  The Company has approximately 44,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through approximately 350 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance, business outlook and ability to successfully integrate businesses we have acquired with our existing operations.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions, including the impact of European sovereign debt issues and relatively flat economic growth in many European countries as well as U.S. and European fiscal uncertainty; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to leverage our platform to grow revenues and capture market share; fluctuations in currency; continued growth in trends toward use of outsourced commercial real estate services; our ability to control costs relative to revenue growth and expand EBITDA margins; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; expected levels of interest, depreciation and amortization expense; changes in our effective tax rate; realization of values in investment funds to offset related incentive compensation expense; our ability to maintain and grow assets under management in our Global Investment Management business; a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm; and our ability to comply with laws and regulations related to our domestic and international operations, including employment laws, regulatory requirements and the anti-corruption laws of the U.S. and other countries.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2012, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

1 Selected charges included the write-off of financing costs, amortization expense related to net revenue backlog, incentive fees and certain customer relationships resulting from acquisitions, certain carried interest incentive compensation expense, integration and other costs related to acquisitions, cost containment expenses and the impairment of non-amortizable intangible assets.  For the impact of selected charges on specific periods, see the “Non-GAAP Financial Measures” section of this press release.

2 A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

3 EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted (or normalized EBITDA), remove the impact of certain cash and non-cash charges related to acquisitions, cost containment initiatives and asset impairments, as well as certain carried interest incentive compensation expense.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE Press Release

February 5, 2014

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012

(Dollars in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue	$2,233,851	$2,005,846	$7,184,794	$6,514,099

Costs and expenses:
Cost of services	1,276,998	1,131,570	4,189,389	3,742,514
Operating, administrative and other	638,696	597,453	2,104,310	2,002,914
Depreciation and amortization	52,984	44,750	190,390	169,645
Non-amortizable intangible asset impairment	98,129	—	98,129	19,826
Total costs and expenses	2,066,807	1,773,773	6,582,218	5,934,899

Gain on disposition of real estate	2,167	650	13,552	5,881

Operating income	169,211	232,723	616,128	585,081

Equity income from unconsolidated subsidiaries	34,782	40,859	64,422	60,729
Other income	4,171	6,458	13,523	11,093
Interest income	1,287	1,860	6,289	7,643
Interest expense	27,372	43,025	135,082	175,068
Write-off of financing costs	—	—	56,295	—
Income from continuing operations before provision for income taxes	182,079	238,875	508,985	489,478
Provision for income taxes	66,242	82,969	187,187	185,322
Income from continuing operations	115,837	155,906	321,798	304,156
Income from discontinued operations, net of income taxes	2,703	631	26,997	631
Net income	118,540	156,537	348,795	304,787
Less: Net income (loss) attributable to non-controlling interests	3,894	(16,461)	32,257	(10,768)
Net income attributable to CBRE Group, Inc.	$114,646	$172,998	$316,538	$315,555

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.35	$0.52	$0.95	$0.97
Income from discontinued operations attributable to CBRE Group, Inc.	—	0.01	0.01	0.01
Net income attributable CBRE Group, Inc.	$0.35	$0.53	$0.96	$0.98

Weighted average shares outstanding for basic income per share	329,912,177	325,372,928	328,110,004	322,315,576

Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.34	$0.52	$0.94	$0.96
Income from discontinued operations attributable to CBRE Group, Inc.	—	0.01	0.01	0.01
Net income attributable to CBRE Group, Inc.	$0.34	$0.53	$0.95	$0.97

Weighted average shares outstanding for diluted income per share	332,519,441	329,012,910	331,762,854	327,044,145

EBITDA (1)	$358,256	$345,730	$982,883	$861,621

(1)         Includes EBITDA related to discontinued operations of $0.4 million and $5.6 million for the three months ended December 31, 2013 and 2012, respectively, and $7.9 million and $5.6 million for the twelve months ended December 31, 2013 and 2012, respectively.

CBRE Press Release

February 5, 2014

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Americas
Revenue	$1,359,179	$1,247,703	$4,504,520	$4,103,602
Costs and expenses:
Cost of services	877,128	788,867	2,911,168	2,607,029
Operating, administrative and other	285,067	264,793	1,008,518	929,950
Depreciation and amortization	31,726	24,286	116,564	82,841
Operating income	$165,258	$169,757	$468,270	$483,782
EBITDA	$201,339	$199,345	$603,191	$578,649

EMEA
Revenue	$432,702	$357,451	$1,217,109	$1,031,818
Costs and expenses:
Cost of services	240,126	198,012	721,461	624,498
Operating, administrative and other	149,966	109,945	425,189	358,696
Depreciation and amortization	7,395	4,524	20,496	14,198
Non-amortizable intangible asset impairment	—	—	—	19,826
Operating income	$35,215	$44,970	$49,963	$14,600
EBITDA	$42,337	$53,792	$71,267	$54,299

Asia Pacific
Revenue	$255,559	$248,845	$872,821	$817,241
Costs and expenses:
Cost of services	159,744	144,691	556,760	510,987
Operating, administrative and other	69,936	65,125	245,251	224,558
Depreciation and amortization	3,826	3,017	12,397	11,475
Operating income	$22,053	$36,012	$58,413	$70,221
EBITDA	$25,879	$38,583	$70,795	$80,630

Global Investment Management
Revenue	$168,014	$123,409	$537,102	$482,589
Costs and expenses:
Operating, administrative and other	106,278	104,640	352,395	387,592
Depreciation and amortization	8,911	11,487	36,194	51,290
Non-amortizable intangible asset impairment	98,129	—	98,129	—
Operating (loss) income	$(45,304)	$7,282	$50,384	$43,707
EBITDA(1)	$66,886	$18,434	$194,609	$96,359

Development Services
Revenue	$18,397	$28,438	$53,242	$78,849
Costs and expenses:
Operating, administrative and other	27,449	52,950	72,957	102,118
Depreciation and amortization	1,126	1,436	4,739	9,841
Gain on disposition of real estate	2,167	650	13,552	5,881
Operating loss	$(8,011)	$(25,298)	$(10,902)	$(27,229)
EBITDA(2)	$21,815	$35,576	$43,021	$51,684

(1)         Includes EBITDA related to discontinued operations of $0.5 million for the three months ended December 31, 2012 and $1.4 million and $0.5 million for the twelve months ended December 31, 2013 and 2012, respectively.

(2)         Includes EBITDA related to discontinued operations of $0.4 million and $5.1 million for the three months ended December 31, 2013 and 2012, respectively and $6.5 million and $5.1 million for the twelve months ended December 31, 2013 and 2012, respectively.

CBRE Press Release

February 5, 2014

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CBRE Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CBRE Group, Inc., as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

CBRE Press Release

February 5, 2014

Net income attributable to CBRE Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net income attributable to CBRE Group, Inc.	$114,646	$172,998	$316,538	$315,555
Non-amortizable intangible asset impairment, net of tax	74,259	—	74,259	15,018
Cost containment expenses, net of tax	12,922	—	12,922	13,521
Integration and other costs related to acquisitions, net of tax	10,256	4,473	11,342	29,891
Amortization expense related to net revenue backlog, incentive fees and certain customer relationships acquired, net of tax	5,851	4,437	19,708	25,421
Carried interest incentive compensation, net of tax	3,441	—	5,530	—
Write-off of financing costs, net of tax	(94)	—	33,989	—
Net income attributable to CBRE Group, Inc., as adjusted	$221,281	$181,908	$474,288	$399,406

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.67	$0.55	$1.43	$1.22

Weighted average shares outstanding for diluted income per share	332,519,441	329,012,910	331,762,854	327,044,145

EBITDA and EBITDA, as adjusted for selected charges are calculated as follow (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net income attributable to CBRE Group, Inc.	$114,646	$172,998	$316,538	$315,555
Add:
Depreciation and amortization(1)	52,994	46,010	191,270	170,905
Non-amortizable intangible asset impairment	98,129	—	98,129	19,826
Interest expense(2)	27,522	44,606	138,379	176,649
Write-off of financing costs	—	—	56,295	—
Provision for income taxes(3)	66,252	83,980	188,561	186,333
Less:
Interest income	1,287	1,864	6,289	7,647

EBITDA(4)	$358,256	$345,730	$982,883	$861,621

Adjustments:
Cost containment expenses	17,621	—	17,621	17,578
Integration and other costs related to acquisitions	11,066	5,927	12,591	39,240
Carried interest incentive compensation	5,709	—	9,160	—

EBITDA, as adjusted (4)	$392,652	$351,657	$1,022,255	$918,439

(1)         Includes depreciation and amortization expense related to discontinued operations of $1.3 million for the three months ended December 31, 2012 and $0.9 million and $1.3 million for the twelve months ended December 31, 2013 and 2012, respectively.

(2)         Includes interest expense related to discontinued operations of $0.1 million and $1.6 million for the three months ended December 31, 2013 and 2012, respectively and $3.3 million and $1.6 million for the twelve months ended December 31, 2013 and 2012, respectively.

(3)         Includes provision for income taxes related to discontinued operations of $1.0 million for the three months ended December 31, 2012 and $1.3 million and $1.0 million for the twelve months ended December 31, 2013 and 2012, respectively.

(4)         Includes EBITDA related to discontinued operations of $0.4 million and $5.6 million for the three months ended December 31, 2013 and 2012, respectively and $7.9 million and $5.6 million for the twelve months ended December 31, 2013 and 2012, respectively.

CBRE Press Release

February 5, 2014

EBITDA and EBITDA, as adjusted for selected charges for segments are calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Americas
Net income attributable to CBRE Group, Inc.	$400,487	$124,679	$539,373	$267,313
Add:
Depreciation and amortization	31,726	24,286	116,564	82,841
Interest expense	16,287	18,266	89,241	124,633
Write-off of financing costs	—	—	56,295	—
Royalty and management service income	(274,928)	(11,435)	(295,154)	(32,214)
Provision for income taxes	28,795	44,634	100,883	140,634
Less:
Interest income	1,028	1,085	4,011	4,558
EBITDA	$201,339	$199,345	$603,191	$578,649
Integration and other costs related to acquisitions	1,101	—	1,101	—
EBITDA, as adjusted	$202,440	$199,345	$604,292	$578,649

EMEA
Net (loss) income attributable to CBRE Group, Inc.	$(252,570)	$28,802	$(248,888)	$9,846
Add:
Depreciation and amortization	7,395	4,524	20,496	14,198
Non-amortizable intangible asset impairment	—	—	—	19,826
Interest expense	2,257	2,414	2,552	9,152
Royalty and management service expense	263,822	3,688	267,199	12,654
Provision for income taxes	21,433	18,509	30,400	7,170
Less:
Interest income	—	4,145	492	18,547
EBITDA	$42,337	$53,792	$71,267	$54,299
Integration and other costs related to acquisitions	9,556	—	9,556	—
Cost containment expenses	4,118	—	4,118	15,331
EBITDA, as adjusted	$56,011	$53,792	$84,941	$69,630

Asia Pacific
Net income attributable to CBRE Group, Inc.	$4,823	$17,370	$14,876	$35,040
Add:
Depreciation and amortization	3,826	3,017	12,397	11,475
Interest expense	208	1,453	2,990	4,641
Royalty and management service expense	9,952	3,688	23,184	15,388
Provision for income taxes	8,547	13,187	19,463	14,840
Less:
Interest income	1,477	132	2,115	754
EBITDA	$25,879	$38,583	$70,795	$80,630
Integration and other costs related to acquisitions	409	—	409	—
Cost containment expenses	3,942	—	3,942	2,247
EBITDA, as adjusted	$30,230	$38,583	$75,146	$82,877

CBRE Press Release

February 5, 2014

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Global Investment Management
Net loss attributable to CBRE Group, Inc.	$(49,673)	$(16,829)	$(7,056)	$(14,872)
Add:
Depreciation and amortization (1)	8,911	11,754	36,670	51,557
Interest expense (2)	9,099	23,837	38,053	44,818
Non-amortizable intangible asset impairment	98,129	—	98,129	—
Royalty and management service expense	1,154	4,059	4,771	4,172
(Benefit of) provision for income taxes	(557)	(4,106)	24,809	11,805
Less:
Interest income	177	281	767	1,121
EBITDA(3)	$66,886	$18,434	$194,609	$96,359
Cost containment expenses	9,561	—	9,561	—
Carried interest incentive compensation	5,709	—	9,160	—
Integration and other costs related to acquisitions		5,927	1,525	39,240
EBITDA, as adjusted (3)	$82,156	$24,361	$214,855	$135,599

Development Services
Net income attributable to CBRE Group, Inc.	$11,579	$18,976	$18,233	$18,228
Add:
Depreciation and amortization (4)	1,136	2,429	5,143	10,834
Interest expense (5)	1,132	2,686	7,004	11,288
Provision for income taxes (6)	8,034	11,756	13,006	11,884
Less:
Interest income	66	271	365	550
EBITDA(7)	$21,815	$35,576	$43,021	$51,684

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.3 million for the three months ended December 31, 2012 and $0.5 million and $0.3 million for the twelve months ended December 31, 2013 and 2012, respectively.

(2)         Includes interest expense related to discontinued operations of $0.2 million for the three months ended December 31, 2012 and $1.0 million and $0.2 million for the twelve months ended December 31, 2013 and 2012, respectively.

(3)         Includes EBITDA related to discontinued operations of $0.5 million for the three months ended December 31, 2012 and $1.4 million and $0.5 million for the twelve months ended December 31, 2013 and 2012, respectively.

(4)         Includes depreciation and amortization expense related to discontinued operations of $1.0 million for the three months ended December 31, 2012 and $0.4 million and $1.0 million for the twelve months ended December 31, 2013 and 2012, respectively.

(5)         Includes interest expense related to discontinued operations of $0.1 million and $1.4 million for the three months ended December 31, 2013 and 2012, respectively, and $2.3 million and $1.4 million for the twelve months ended December 31, 2013 and 2012, respectively.

(6)         Includes provision for income taxes related to discontinued operations of $1.0 million for the three months ended December 31, 2012, and $1.3 million and $1.0 million for the twelve months ended December 31, 2013 and 2012, respectively.

(7)         Includes EBITDA related to discontinued operations of $0.4 million and $5.1 million for the three months ended December 31, 2013 and 2012, respectively, and $6.5 million and $5.1 million for the twelve months ended December 31, 2013 and 2012, respectively.

CBRE Press Release

February 5, 2014

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	December 31,
	2013	2012
Assets:
Cash and cash equivalents (1)	$491,912	$1,089,297
Restricted cash	61,155	73,676
Receivables, net	1,486,489	1,262,823
Warehouse receivables (2)	381,545	1,048,340
Real estate assets (3)	126,954	392,860
Goodwill and other intangibles, net	3,131,702	2,676,395
Investments in and advances to unconsolidated subsidiaries	198,696	206,798
Other assets, net	1,119,961	1,059,353
Total assets	$6,998,414	$7,809,542

Liabilities:
Current liabilities, excluding debt	$1,984,381	$1,663,022
Warehouse lines of credit (2)	374,597	1,026,381
Revolving credit facility	142,484	72,964
5.00% senior notes	800,000	—
Senior secured term loans	685,263	1,627,746
6.625% senior notes	350,000	350,000
Senior subordinated notes, net	—	440,523
Other debt	5,433	9,352
Notes payable on real estate (4)	130,472	326,012
Other long-term liabilities	589,778	611,730
Total liabilities	5,062,408	6,127,730

CBRE Group, Inc. stockholders’ equity	1,895,785	1,539,211
Non-controlling interests	40,221	142,601
Total equity	1,936,006	1,681,812
Total liabilities and equity	$6,998,414	$7,809,542

(1) Includes $32.4 million and $94.6 million of cash in consolidated funds and other entities not available for Company use as of December 31, 2013 and 2012, respectively.

(2) Represents loan receivables, the majority of which are offset by related warehouse lines of credit facilities.

(3) Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4) Represents notes payable on real estate of which $4.0 million and $13.9 million are recourse to the Company as of December 31, 2013 and 2012, respectively.